                                                                      EXHIBIT 11


                               VARITY CORPORATION
                    PRIMARY EARNINGS PER SHARE COMPUTATIONS
                 (Dollars in millions except per share amounts)

                                                              Three months ended April 30,
                                                             ------------------------------
                                                                  1994            1993
                                                             --------------  --------------
Income before discontinued operation and cumulative
  effect of changes in accounting principles...............        $  25.0         $  15.1

Preferred stock dividend entitlements......................            (.6)           (4.6)
                                                                   --------        --------

Income attributable to common stockholders before
  discontinued operation and cumulative effect of changes
  in accounting principles (A).............................           24.4            10.5

Earnings (loss) from discontinued operation (B)............            4.4            (4.1)

Cumulative effect of changes in accounting principles (C)..              -          (146.1)
                                                                   --------        --------

Net income (loss) attributable to common stockholders (D)..        $  28.8         $(139.7)
                                                                   ========        ========

Weighted average shares of common stock outstanding
  during the period (in thousands).........................         43,962          31,046

Common stock equivalents:
  Common stock options.....................................            536               -
  Long-term incentive plans................................             11               -
                                                                   --------        --------

Primary weighted average shares of common stock
  outstanding during the period (E)........................         44,509          31,046
                                                                   ========        ========

Primary income per share of common stock before
  discontinued operation and cumulative effect of changes
  in accounting principles (A/E)...........................        $  0.55         $  0.33

Discontinued operation per share of common stock (B/E).....           0.10           (0.13)

Cumulative effect of changes in accounting principles
  per share of common stock (C/E)..........................              -           (4.70)
                                                                   --------        --------

Primary income (loss) per share of common stock (D/E)......        $  0.65         $ (4.50)
                                                                   ========        ========

Note: Fully diluted earnings per share computations are not presented as no significant dilution exists.